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Exhibit 10.19

November 3, 2003

Via Fax: (407) 872-3977
And email: kevinjodonnell@aol.com

Mr. Kevin O'Donnell
Advantage Group, LLC
27 North Summerlin Avenue
Orlando, FL 32801

Re:	Stratus Services Group, Inc./ALS, LLC and Advantage Group, LLC; Employer Service Agreements

Dear Mr. O'Donnell:

        Please let this serve as written confirmation of the agreement between Stratus and Advantage regarding the APX, NYK, Jatco and Dallas Morning News Employer Service Agreements.

        Stratus realizes that Advantage will be making a significant investment in a captive insurance vehicle, through which vehicle, and pursuant to the terms of the Employer Service Agreements for each of APX, NYK, Jatco and Dallas Morning News (the "Payrolled Accounts"), Advantage will perform payrolling services for Stratus.

        Stratus will pledge the Payrolled Accounts as collateral for performing its obligations under said contracts for the Payrolled Accounts, until the earlier of (i) twelve (12) months or (ii) employee payroll equals $8 million. Stratus will post additional customers' revenue to Advantage to the extent that such customers exist in California or other applicable jurisdictions.

        Advantage acknowledges that receivables not generated as a result of the direct billing by Advantage pursuant to the terms hereof, are receivables subject to the lien of Capital Temp Funds, Inc.

        If, within a period of twelve (12) months, payroll has not reached $8 million and Stratus has not otherwise defaulted in its payment obligations such that Advantage is direct billing, then Stratus will pay to Advantage an amount equal to eight percent (8%) of the difference between $8 million and the amount of payroll actually reached. By way of example only, if Stratus reaches $7.5 million in payroll only for the twelve (12) month period, then it will pay to Advantage a fee of $40,000.00.

        If Stratus defaults on its payment obligations only, under said contracts, and such default is not cured within two (2) days from the date thereof, Advantage will have the right, at its option, to direct bill those accounts going forward until such time as the default is cured in full plus an additional 2 weeks of direct billing. Stratus will forfeit any additional gross margin billed to those accounts in excess of Advantage's payrolling fee for that week of default plus an additional two (2) week period. Stratus agrees that it will cooperate and coordinate with Advantage in implementing the direct billing by Advantage.

        If the same meets with your approval, please sign where indicated below and return a copy to the undersigned.

Very truly yours,
/s/ MICHAEL A. MALTZMAN Michael A. Maltzman Executive Vice President And Chief Financial Officer

AGREED TO AND ACCEPTED BY:

ADVANTAGE GROUP, LLC

By:	/s/ KEVIN O'DONNELL Kevin O'Donnell
Title

cc:	Suzette N. Berrios, Esq. Mr. Jeffrey Raymond Mr. Joseph J. Raymond Mr. Joseph J. Raymond, Jr.

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  Exhibit 10.19